EXHIBIT 99.1

FOR IMMEDIATE RELEASE                              Contact:  Michael J. Jeffries
                                                   (732) 542-2800
December 12, 2000
                                                   NASDAQ Symbol: OSTE


                        FEDERAL COURT UPHOLDS OSTEOTECH'S
                  PATENT INTERPRETATION IN CASE AGAINST GENSCI

Osteotech Inc. today announced that the U.S. District Court for the Central District of California, has adopted Osteotech's interpretation of claims in two patents asserted by Osteotech against GenSci Orthobiologics, Inc. In this lawsuit, commenced in January, 1998, Osteotech has asserted that GenSci's Dynagraft putty and gel products infringe these Osteotech patents. The ruling was issued on December 8, 2000, following a claims construction hearing, also known as a Markman hearing, held on October 24 through 26, 2000.

"We are pleased that the Court has ruled in our favor on all of the claims construction issues before it at this critical juncture in the lawsuit and we are preparing for a trial of this matter which we expect will take place during the first quarter of 2001," said Richard W. Bauer, Osteotech's Chief Executive Officer. "We continue to believe that Osteotech will prevail on the merits of this case."

Given the high level of interest in this case among Osteotech's shareholders, a copy of the Court's Memorandum of Decision is available through Osteotech's Investor Relations Department.

This press release contains forward-looking statements regarding Osteotech's current expectation as to the outcome of this lawsuit and the timing of the trial. Such forward-looking

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statements are subject to risks and uncertainties, including without limitation the risks inherent in patent litigation and other factors detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 1999 and the Form 10-Q for the third quarter of
2000) filed with the Securities and Exchange Commission. Actual outcomes could differ materially from those expressed

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery.